As filed with the Securities and Exchange Commission on January 4, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Abbott Laboratories

(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois (Address of Principal Executive Offices)	60064-6400 (Zip Code)

ST. JUDE MEDICAL, INC. MANAGEMENT SAVINGS PLAN

(Full title of the plan)

Hubert L. Allen

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (224) 667-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount (number of shares) to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred compensation obligations(1)	$50,000,000	100%	$50,000,000	$5,795.00

(1)	The deferred compensation obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the St. Jude Medical, Inc. Management Savings Plan.

PART I

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission, are incorporated by reference herein:

(a)                                 The Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2015;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016; and

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2016, April 28, 2016, May 4, 2016, July 12, 2016, September 16, 2016, October 24, 2016, November 16, 2016, November 17, 2016, November 23, 2016, December 9, 2016 and December 16, 2016 (other than any portions of those documents not deemed to be filed).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

The securities offered hereby are deferred compensation obligations, which are being offered to eligible employees of the participating affiliates of Abbott Laboratories (“Abbott”) under the St. Jude Medical, Inc. (“St. Jude Medical”) Management Savings Plan, as amended and restated effective January 1, 2016 and as may be further amended from time to time (the “MSP”).  The MSP permits participants to defer, in accordance with the terms of the MSP, base salary, commissions and cash incentive compensation (each a “Cash Deferral”).  The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the MSP.  Participants’ accounts may be credited with certain amounts specified in the MSP related to matching contributions on deferrals in excess of the annual compensation limits for participation in 401(k) plans imposed by the Internal Revenue Code.  Participants’ accounts may also be credited with discretionary amounts determined by the company in its sole discretion.

The deferred amounts described above (including the Cash Deferrals and additional amounts credited to a participant’s account) will be credited with earnings and investment gains and losses as though the amount had been invested in one or more investment alternatives selected by the participant in accordance with the terms of the MSP.  The deemed investment alternatives include various investment funds with different degrees of risk.  Participants may reallocate amounts among the various investment alternatives.  The deferrals will not actually be invested in the investment alternatives available under the MSP.  These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the MSP.  Although a “rabbi trust” has been established which holds assets that are used solely to pay benefits to MSP participants, there is no requirement to actually purchase these investments with trust assets.  Participants do not have any preferential right to any assets in the trust.

The obligations to make payments under the MSP are unsecured obligations and are subject to the claims of general creditors.  These obligations will rank equally with other unsecured indebtedness from time to time outstanding.  All amounts payable to participants under the MSP are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the MSP or on such other date or dates as specified in the MSP.  Rights to payment under the MSP are not convertible into another security.

The MSP may be amended prospectively or terminated at any time.  No amendment will reduce a participant’s account balance as of the date of such amendment.  In no event will St. Jude Medical, Abbott or their affiliates be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the MSP.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations.  It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the MSP.

Item 5.         Interests of Named Experts and Counsel.

Not Applicable.

Item 6.         Indemnification of Officers and Directors.

Restated Article R-VI of the Registrant’s Restated Articles of Incorporation provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may, as to certain other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article R-VI also provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may as to such other persons, advance expenses (including attorney’s fees) incurred in defending such actions, suits, or proceedings.

Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. The Registrant’s directors and officers are insured under a directors and officers liability insurance policy maintained by the Registrant.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

4.1

St. Jude Medical, Inc. Management Savings Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.4 of St. Jude Medical’s Annual Report on Form 10-K filed on February 23, 2016).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney is included on the signature page.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Lake, State of Illinois, on January 4, 2017.

ABBOTT LABORATORIES

By:	/s/ Miles D. White
Miles D. White

Each person whose signature appears below constitutes and appoints Miles D. White and Hubert L. Allen, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2017.

Signature	Title

/s/ Miles D. White	Chairman of the Board, Chief Executive Officer, and Director
Miles D. White

/s/ Brian B. Yoor	Senior Vice President, Finance and Chief Financial Officer
Brian B. Yoor	(Principal Financial Officer)

/s/ Robert E. Funck	Vice President, Controller (Principal Accounting Officer)
Robert E. Funck

/s/ Robert J. Alpern, M.D.	Director
Robert J. Alpern, M.D.

/s/ Roxanne S. Austin	Director
Roxanne S. Austin

/s/ Sally E. Blount Ph. D.	Director
Sally E. Blount, Ph. D.

/s/ W. James Farrell	Director
W. James Farrell

/s/ Edward M. Liddy	Director
Edward M. Liddy

/s/ Nancy McKinstry	Director
Nancy McKinstry

/s/ Phebe N. Novakovic	Director
Phebe N. Novakovic

/s/ William A. Osborn	Director
William A. Osborn

/s/ Samual C. Scott III	Director
Samuel C. Scott III

/s/ Glenn F. Tilton	Director
Glenn F. Tilton

EXHIBIT INDEX

Exhibit Number	Description

4.1

St. Jude Medical, Inc. Management Savings Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.4 of St. Jude Medical’s Annual Report on Form 10-K filed on February 23, 2016).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney is included on the signature page.